Exhibit 99.1

March 17, 2010

Re: ICON Income Fund Ten, LLC (“Fund Ten”)

Dear Registered Representative:

We are writing to notify you in advance that the Liquidation Period for Fund Ten is scheduled to commence on May 1, 2010 and is expected to continue for several years.  Your clients will receive the enclosed letter with their April 1, 2010 distribution.  Should you have any questions, please feel free to call your Marketing Director at (800) 435-5697 or our Investor Relations Department at (800) 343-3736.

----------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

April 1, 2010

Re:  ICON Income Fund Ten, LLC (“Fund Ten”)

Dear Investor:

We are writing to notify you that the Liquidation Period for Fund Ten is expected to commence on May 1, 2010 and is expected to continue for several years. In accordance with Fund Ten’s Operating Agreement, during the Liquidation Period, Fund Ten will begin the gradual, orderly termination of its operations and affairs, and liquidation or disposition of its equipment, leases and financing transactions.

During the Liquidation Period you will receive distributions that are generated from net rental income and equipment sales when realized. In other words, distributions will no longer be paid at a constant distribution rate on a regularly scheduled basis and, therefore, the amount of distributions will fluctuate as the portfolio winds down and assets are sold. In some months the distribution could be larger than the current distribution, in some months the distribution may be smaller, and in some months there may not be any distribution.

Our management team has a track record of realizing a premium to book value in the liquidation of investments. We are therefore optimistic that we will be able to maximize the value of Fund Ten’s assets during the Liquidation Period.  We would also like to take this opportunity to thank you for your investment in Fund Ten.  Should you have any questions, please do not hesitate to call our Investor Relations Department at (800) 343-3736.

Sincerely,

ICON Capital Corp.

150 Grossman Drive, Suite 315 Braintree, MA 02184 www.iconcapital.com